Exhibit 99.1

Contact:	Jeffrey M. O’Connell	PR Newswire Released 6:30 a.m. EST
Phone:	(770) 645-4800

BWAY HOLDING COMPANY

REPORTS FISCAL 2007 SALES GAINS AND A NET LOSS

OF $3.1 MILLION INCLUDING IPO-RELATED EXPENSES

Atlanta, GA, November 30, 2007 – BWAY Holding Company (NYSE: BWY), a leading supplier of general line rigid containers, today announced a fiscal 2007 net loss of $(3.1) million or $(0.15) per diluted share including $29.7 million (pre-tax), or $0.83 per diluted share of one-time initial public offering (“IPO”) related expenses. Full year fiscal 2007 adjusted net income (net income excluding IPO-related expenses) was $16.9 million or $0.68 per fully diluted share compared to $0.35 per fully diluted share for fiscal 2006.

“We are pleased that our adjusted EBITDA grew for the sixth consecutive year from $106.9 million last year to $111.8 million in fiscal 2007, and that our adjusted free cash flow reached $35.5 million”, said Ken Roessler, BWAY’s President and CEO. “Our recently acquired Canadian businesses performed better than our expectations during fiscal 2007 and served to increase overall company sales more than 4%, and adjusted EBITDA nearly 5% over last year. The Company’s rigid plastic packaging segment had a record earnings year with segment earnings up 51% over fiscal 2006 as a result of acquisitions, favorable product mix, increased levels of productivity, and improved resin purchasing and product price management. Our rigid metal packaging segment recorded lower operating income driven by higher steel costs resulting from a less favorable mix of lower cost imported steel and opportunistic spot buys, a more competitive pricing environment, primarily for aerosol cans, and weaker market demand and an unfavorable customer mix due to the weak housing market. Our management team has already initiated a number of actions to address these factors.”

Full Year Fiscal 2007 Results

Net sales for fiscal 2007 were $959.0 million, an increase of 4.4% when compared to $918.5 million for fiscal 2006. The increase resulted primarily from sales attributable to the July 2006 acquisition of ICL Industrial Containers, Ltd. (“ICL”) and the January 2007 acquisition of Vulcan Containers (“Vulcan”). Volumes increased year over year for aerosol cans and blow molded plastic containers, and declined slightly for injection molded plastic pails and metal general line containers primarily as a result of a weak housing market affecting demand for paint and other housing related products.

Gross margin (excluding depreciation and amortization) for fiscal 2007 was $128.9 million, including $4.3 million of IPO-related expenses, compared to $127.9 million for fiscal 2006. Fiscal 2007 gross margin increased $10.5 million due to the ICL and Vulcan acquisitions.

During the fourth quarter of fiscal 2007 the Company changed from the last-in-first-out (“LIFO”) method of accounting for certain U.S. inventories to the first-in-first-out (“FIFO”) method. Fourth quarter and full year fiscal 2007 results reflect the change to the FIFO method of accounting for inventories, and all prior year comparative numbers have been retrospectively adjusted for the FIFO method of accounting for inventories.

Selling and administrative expenses for fiscal 2007 were $37.2 million, including $15.8 million of IPO-related expenses. Selling and administrative expenses for fiscal 2006 were $29.8 million, including $8.8 million of stock-based compensation expense associated with the cash settlement of certain stock options. Excluding these IPO-related and stock-based compensation expenses, fiscal 2007 selling and administrative expenses increased $0.4 million compared to fiscal 2006. In addition to the IPO-related expenses included in cost of products sold and selling and administrative expense, as described above, the Company recorded $9.6 million of other IPO-related expenses in fiscal 2007.

The Company recorded a provision for income taxes of $0.9 million on a loss before income taxes of $(2.2) million as the result of certain IPO-related expenses that, while deducted in arriving at loss before income taxes, are not deductible for income tax purposes. The Company estimates that its effective tax rate, excluding the impact of the non-deductible IPO-related expenses, would have been approximately 39%.

The Company generated $35.5 million of adjusted free cash flow during fiscal 2007, which excludes a $14.1 million use of cash, net of taxes, for IPO-related expenses.

Fiscal Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2007 were $252.8 million, an increase of 1.5% when compared to $249.0 million for the fourth quarter of fiscal 2006. Sales of the acquired ICL and Vulcan businesses increased $6.3 million quarter over quarter.

Gross margin (excluding depreciation and amortization) for the fourth quarter of fiscal 2007 was $31.0 million compared to $38.4 million for the fourth quarter of fiscal 2006. The reduction results primarily from weaker operating results for the Company’s metal packaging segment partially offset by stronger performance for the Company’s plastic packaging segment as discussed in the business segment review below.

Selling and administrative expense for the fourth quarter of fiscal 2007 was $5.3 million compared to $15.4 million for the fourth quarter of fiscal 2006. The fourth quarter of fiscal 2006 included $8.8 million of stock-based compensation expense associated with the cash settlement of certain stock options. Excluding this expense, fourth quarter fiscal 2007 selling and administrative expense decreased $1.3 million compared to the same quarter of last year.

The Company recorded a provision for income taxes of $6.0 million for the fourth quarter of fiscal 2007 on income before income taxes of $4.6 million. The provision increased as a result of certain IPO-related expenses that were deducted for purposes of determining book income before income taxes but are not deductible for income tax purposes. At the Company’s estimated normalized effective tax rate of approximately 39%, excluding the impact of the IPO-related expenses, the provision for income taxes would have been $1.8 million compared to the $6.0 million actually recorded, or a difference of $4.2 million. This difference in the fourth quarter provision for income taxes increased net loss per diluted share by $0.17.

Net loss for the fourth quarter of fiscal 2007 was $(1.4) million or $(0.06) per diluted share compared to $(3.4) million or $(0.17) per diluted share for the fourth quarter of fiscal 2006.

Business Segment Review

Metal Packaging Business Segment

Sales for the Company’s metal packaging segment were $150.8 million for the fourth quarter of fiscal 2007 compared to $147.0 million for the fourth quarter of fiscal 2006. Sales of the acquired ICL and Vulcan businesses increased $4.3 million quarter over quarter.

Metal segment earnings (excluding depreciation and amortization) were $17.5 million for the fourth quarter of fiscal 2007 compared to $25.6 million for the fourth quarter of fiscal 2006. The decrease is primarily attributable to three factors:

•

Higher overall steel costs as the result of a supply mix imbalance. The Company’s mix of steel supply, anticipated at the beginning of the calendar year when price increases were passed through to customers, became unfavorable in the second half of the fiscal year when lower cost foreign sources and opportunistic spot buys largely disappeared.

•	Competitive pricing pressures, particularly for aerosol cans.

•

Lower volume and an unfavorable customer mix driven by the housing market downturn. Demand from smaller volume customers, which have historically generated higher margins, was down considerably more than larger, lower margin customers.

“We will rebalance our mix of steel suppliers during the month of December in accordance with past industry practices, and take appropriate metal container pricing action in January to restore metal packaging segment margins”, stated Mr. Roessler. “In reaction to near-term weaker demand, we are taking action to change plant scheduling and manning, and we are evaluating potential capacity reduction options which will include a plant rationalization. Planned operating system changes will not only mitigate current margin impact but serve to improve margins when demand returns to traditional levels.”

Plastic Packaging Business Segment

Sales for the Company’s plastic packaging segment were $102.1 million for the fourth quarter of fiscal 2007, equal to the fourth quarter of fiscal 2006. Sales of the acquired ICL and Vulcan businesses increased $2.0 million quarter over quarter. Sales were favorably affected by higher selling prices resulting from increases in resin costs passed through to customers, offset by overall lower volumes attributable to weak demand for containers for housing related products.

Plastic segment earnings (excluding depreciation and amortization) were $11.4 million for the fourth quarter of fiscal 2007 compared to $10.6 million for the fourth quarter of fiscal 2006. In addition to acquisitions, the increase is primarily attributable to:

•	A favorable mix of products sold, which included a larger percentage of higher margin blow molded containers.

•	Improved plant productivity.

•	Improved resin purchasing and product price management.

Corporate

Undistributed corporate expenses were $3.1 million for the fourth quarter of fiscal 2007 compared to $13.2 million for the fourth quarter of fiscal 2006, which included $8.8 million of stock-based compensation associated with the cash settlement of stock options. Excluding this expense, undistributed corporate expenses declined by $1.3 million.

Outlook for Fiscal 2008

The Company expects the positive momentum generated in the plastic packaging segment during fiscal 2007 to continue into fiscal 2008. Improvement is expected from sales gains driven by the commercialization of new products and continued success in cross selling initiatives with the Company’s metal packaging segment, and from further improvements in productivity. The factors that affected the Company’s metal packaging segment during the second half of fiscal 2007 are expected to continue through the first quarter of fiscal 2008. Planned actions to address the current imbalance between steel costs and product pricing, along with plant scheduling adjustments and capacity reductions to address continued housing market driven volume weakness are expected to improve metal packaging segment margins beginning in the second quarter of fiscal 2008. With regard to income taxes, the Company expects to record book taxes at a rate of 39% for fiscal 2008.

Company guidance:

•

First fiscal quarter 2008 (ending December 30, 2007) diluted EPS loss of $(0.22) - $(0.16), adjusted EBITDA of $12.5-$14.5 million. Expectations include $1.9 million of non-cash stock- based compensation expense.

•

Full year fiscal 2008 (ending September 28, 2008) diluted EPS of $0.68 - $0.78, adjusted EBITDA of $109.0-$113.0 million. Expectations include $7.0 million of non-cash stock-based compensation expense.

•	Full year fiscal 2008 free cash flow (net cash provided by operating activities less capital expenditures) of $32.0-$34.0 million.

Conference Call

The Company will hold a conference call today at 10:00 a.m. (Eastern Time) to discuss this news release. A supplemental presentation to the conference call is available on the Company’s website at www.bwaycorp.com. On the “Investor Relations” page click on “Webcasts & Presentations”. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 866-202-4683, or for international 617-213-8846 and the access passcode is 96894205. A replay of the conference call will be available until midnight on December 7, 2007. The dial-in numbers for the replay are 888-286-8010, or for international 617-801-6888 and the access passcode is 59865816.

About BWAY Holding Company

BWAY Holding Company is a leading North American manufacturer of general line rigid metal and plastic containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “seek”, “will”, “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include competitive risk from other container manufacturers or self-manufacture by customers, termination of our customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in steel, resin, other raw material and energy costs or availability, product liability or product recall costs, lead pigment and lead paint litigation, increased consolidation in our end markets, consolidation of key suppliers, deceleration of growth in our end markets, increased use of alternative packaging, labor unrest, environmental, health and safety costs, management’s inability to evaluate and selectively pursue acquisitions, fluctuation of our quarterly operating results, an increase in interest rates, inability to repay or refinance the senior subordinated notes, restrictions in our debt agreements, fluctuations of the Canadian dollar, and the other factors discussed in our filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company provides financial measures and terms not calculated in accordance with accounting principles generally accepted in the United States (GAAP). Presentation of non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted EBIT, free cash flow, adjusted free cash flow, adjusted net income (loss) and adjusted net income (loss) per diluted share provide investors with an alternative method for assessing our operating results in a manner that enables them to more thoroughly evaluate our performance. These non-GAAP measures provide a baseline for assessing the Company’s future earnings expectations. BWAY management uses these non-GAAP measures for the same purpose. The non-GAAP measures included in this release are provided to give investors access to the types of measures that we use in analyzing our results.

BWAY’s calculation of non-GAAP financial measures is not necessarily comparable to similarly titled measures reported by other companies. These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Schedules that reconcile non-GAAP financial measures used in this press release to GAAP financial measures are included with this news release.

<Financial Information to Follow>

BWAY Holding Company and Subsidiaries

Summary Consolidated Financial Data (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	Sept. 30, 2007	Oct. 1, 2006	Sept. 30, 2007	Oct. 1, 2006
Statements of Operations:
Net sales	$252,838	$249,046	$959,017	$918,513
Cost of products sold (excluding depr. and amort.)	221,824	210,668	830,102	790,641

Gross margin (excluding depr. and amort.)	31,014	38,378	128,915	127,872

Other costs and expenses
Depreciation and amortization	11,270	11,166	45,377	41,615
Selling and administrative expense	5,265	15,386	37,204	29,777
Public offering expense	72	—	9,599	—
Restructuring charge (adjustment)	22	978	(113)	1,511
Interest expense, net	9,628	9,708	37,981	34,660
Other expense, net	111	904	1,067	1,813

Total other costs and expenses	26,368	38,142	131,115	109,376

Income (loss) before income taxes and cumulative effect of change in accounting principle	4,646	236	(2,200)	18,496
Provision for income taxes	6,037	3,238	941	9,237

Net (loss) income before cumulative effect of change in accounting principle	$(1,391)	$(3,002)	$(3,141)	$9,259
Cumulative effect of change in accounting, net of taxes	—	(398)	—	(398)

Net (loss) income	$(1,391)	$(3,400)	$(3,141)	$8,861

Net (loss) income per share
Basic	$(0.06)	$(0.17)	$(0.15)	$0.43

Diluted	$(0.06)	$(0.17)	$(0.15)	$0.35

Shares - Basic	21,622	20,539	20,851	20,592
Shares - Diluted	21,622	20,539	20,851	25,348
Reconciliation of Adjusted EBITDA to Net (Loss) Income
Net (loss) income before cumulative effect of change in accounting principle	$(1,391)	$(3,002)	$(3,141)	$9,259
Interest expense, net	9,628	9,708	37,981	34,660
Provision for income taxes	6,037	3,238	941	9,237
Depreciation and amortization	11,270	11,166	45,377	41,615

EBITDA	$25,544	$21,110	$81,158	$94,771
Adjustments:
Option settlement expense (1)	—	8,800	—	8,800
Restructuring charge (adjustment)	22	978	(113)	1,511
IPO related expenses (2)	58	—	29,730	—
Other expense, net (3)	111	904	1,067	1,813

Adjusted EBITDA	25,735	31,792	111,842	106,895
Less: Depreciation and amortization	11,270	11,166	45,377	41,615

Adjusted EBIT	$14,465	$20,626	$66,465	$65,280

(1)	The $8.8 million in compensation expense associated with the cash settlement of stock options is recorded in stock-based compensation in the three months and fiscal year ended October 1, 2006.

(2)	The fiscal year ended September 30, 2007 includes public offering expense, as listed above, ($9.6 million), an IPO bonus paid to management upon the successful completion of the June 2007 IPO ($10.5 million), and non-cash stock based compensation expense associated with the accelerated vesting of certain stock options at the completion of the IPO included in cost of products sold and selling and administrative expense listed above ($9.6 million).

(3)	Includes financial advisory fee paid to Kelso, gains or losses associated with asset dispositions, currency transaction adjustments, and other, net.

Net (Loss) Income Reconciliation:
Net (loss) income	$(1,391)	$(3,400)	$(3,141)	$8,861
Adjustments:
Public offering expense	72	—	9,599	—
Management bonus paid at IPO	(14)	—	10,504	—
Stock-based compensation associated with the accelerated vesting of certain pre-IPO options	—	—	9,627	—
Benefit from income taxes related to the above adjustments	—	—	(9,656)	—

Adjusted net (loss) income	$(1,333)	$(3,400)	$16,933	$8,861

Adjusted net (loss) income per diluted share	$(0.06)	$(0.17)	$0.68	$0.35

Shares - Diluted	21,622	20,539	24,879	25,348

BWAY Holding Company and Subsidiaries

Summary Consolidated Financial Data (Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	Sept. 30, 2007	Oct. 1, 2006	Sept. 30, 2007	Oct. 1, 2006
Business Segment Information:
Net sales
Metal segment	$150,771	$146,984	$572,832	$552,968
Plastic segment	102,067	102,062	386,185	365,545

Consolidated net sales	252,838	249,046	959,017	918,513
Income (loss) before income taxes and cumulative effect of change in accounting principle
Segment earnings (excluding depr. and amort.)
Metal segment	17,483	25,586	75,280	87,394
Plastic segment	11,366	10,573	48,170	31,913

Total segment earnings (excluding depr. and amort.)	28,849	36,159	123,450	119,307
Depreciation and amortization
Metal segment	5,840	5,572	22,658	21,381
Plastic segment	5,231	5,122	21,673	18,331

Total segment depreciation and amortization	11,071	10,694	44,331	39,712
Corporate depreciation and amortization	199	472	1,046	1,903

Total depreciation and amortization	11,270	11,166	45,377	41,615
Corporate and other expenses
Corporate undistributed expense	3,100	13,167	31,739	21,212
Public offering expense	72	—	9,599	—
Restructuring charge (adjustment)	22	978	(113)	1,511
Interest expense, net	9,628	9,708	37,981	34,660
Other expense, net	111	904	1,067	1,813

Income (loss) before income taxes and cumulative effect of change in accounting principle	$4,646	$236	$(2,200)	$18,496

			As of
			Sept. 30, 2007	Oct. 1, 2006
Condensed Balance Sheets:
Assets
Cash and cash equivalents			$53,423	$50,979
Accounts receivable, net of allow. for doubtful accts.			107,151	115,986
Inventories, net			111,792	98,287
Other current assets			11,951	12,133

Total current assets			284,317	277,385
Property, plant and equipment, net			141,750	142,944
Goodwill and other intangible assets, net			412,832	414,888
Other assets			11,106	12,336

Total Assets			$850,005	$847,553

Liabilities and Stockholders’ Equity
Accounts payable			$132,890	$118,939
Accrued expenses			33,309	34,784
Current portion of long-term debt			2,284	20,506
Other current liabilities			18,398	21,843

Total current liabilities			186,881	196,072
Long-term debt (excluding current portion)			423,314	419,495
Total other long-term liabilities			82,554	94,178
Stockholders’ equity			157,256	137,808

Total Liabilities and Stockholders’ Equity			$850,005	$847,553

BWAY Holding Company and Subsidiaries

Summary Consolidated Financial Data (Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	Sept. 30, 2007	Oct. 1, 2006
Statements of Cash Flows:
Cash Flows From Operating Activities
Net (loss) income	$(3,141)	$8,861
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	29,527	28,101
Amortization of other intangible assets	15,850	13,514
Amortization of deferred financing costs	2,100	2,156
Deferred financing costs expensed	—	1,040
Cumulative effect of change in accounting principle, net of tax benefit	—	398
Recovery of (provision for) doubtful accounts	44	(13)
Loss on disposition of property, plant and equipment	293	98
Utilization of acquired deferred tax asset	—	1,659
Deferred income taxes	(12,916)	3,131
Stock-based compensation expense	12,326	10,155
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	12,826	(411)
Inventories	(10,367)	(6,842)
Other assets	(2,223)	(831)
Accounts payable	9,376	15,420
Accrued and other liabilities	(7,729)	(219)
Income taxes, net	973	(15,284)

Net Cash Provided By Operating Activities	46,939	60,933

Cash Flows From Investing Activities
Capital expenditures	(25,555)	(25,041)
Business acquisitions	(5,900)	(68,427)
Other	74	1,337

Net Cash Used In Investing Activities	(31,381)	(92,131)

Cash Flows From Financing Activities
Proceeds from borrowings of long-term debt	—	240,000
Repayments of term loans	(20,572)	(195,927)
Repurchase and cancellation of common stock	—	(1,200)
Cash settlement of stock options	—	(8,800)
Proceeds from stock option exercises	3,429	—
Principal repayments under capital leases	(252)	(241)
Tax benefit from stock option exercises	4,380	—
Financing costs incurred	(99)	(3,544)

Net Cash (Used In) Provided By Financing Activities	(13,114)	30,288

Net Increase (Decrease) in Cash And Cash Equivalents	2,444	(910)

Cash And Cash Equivalents, Beginning Of Period	50,979	51,889

Cash And Cash Equivalents, End Of Period	$53,423	$50,979

	Fiscal Year Ended
	Sept. 30, 2007	Oct. 1, 2006
Reconciliation of net cash provided by operating activities to adjusted free cash flow:
Net cash provided by operating activities	$46,939	$60,933
Capital expenditures	(25,555)	(25,041)

Free cash flow	21,384	35,892
Cash IPO related expenses, net of tax benefit	14,067	—

Adjusted free cash flow	$35,451	$35,892